Exhibit 10.14

February 2, 2023

The Board of Directors

c/o Joe Drysdale, Chairman

ROC Energy Acquisition Corp.

16400 Dallas Parkway

Dallas, Texas 75248

Dear Mr. Drysdale:

ROC Energy Acquisition Corp., a blank check Delaware Corporation (“ROC” or the “Acquiror”), has engaged Energy Capital Solutions, LLC (“ECS”) to serve as independent financial advisor to the board of directors (the “Board of Directors”) of ROC specifically to provide an opinion (the “Opinion”) as of the date hereof as the fairness, from a financial point of view, to the Acquiror of the Consideration (as defined below) to be paid by the Acquiror in the contemplated transaction described below (the “Transaction”).  The Board of Directors has requested that ECS address and deliver the Opinion to the Board of Directors.

ECS understands that the Acquiror, ROC Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Acquiror, and Drilling Tools International Holdings, Inc., a Delaware Corporation (“DTI” or the “Target”) will enter into a merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving company and a wholly owned subsidiary of the Acquiror (the “Merger”), the Target’s outstanding shares of common and preferred capital stock will be cancelled, and the Acquiror will change its name to Drilling Tools International, Inc.  In connection with the Merger, the Acquiror will issue consideration consisting of 19,630,993 shares of common stock to former DTI stockholders (the “Base Stock Amount”), a variable number of shares of common stock to former DTI stockholders (the “Variable Stock Amount”) and $11,000,002 of cash to former holders of DTI Preferred Stock (the “Aggregate Preferred Cash Consideration”, and together with the Base Stock Amount and the Variable Stock Amount, the “Consideration”).  The Variable Stock Amount ranges from 776,250 shares to 3,622,500 shares, is dependent upon the number of shares of Acquiror common stock redeemed at a special meeting of the Acquiror’s stockholders (the “Special Meeting”) and is dependent upon certain share price performance guarantees entered into between the Acquiror and investors in an offering of equity securities in connection with the Transaction (the “PIPE Backstop”).

In arriving at our Opinion, we have, among other things:

1.	reviewed a letter of intent dated December 5, 2022, describing the Transaction;
2.	reviewed a draft of the Agreement and Plan of Merger by and among the Acquiror, Merger Sub, and Target (the “Merger Agreement”) dated January 27, 2023, describing the Transaction;

The Board of Directors

ROC Energy Acquisition Corp.

February 2, 2023

3.

reviewed a draft of the Sponsor Support Agreement by and among the Acquiror, the Target, and ROC Energy Holdings, LLC, a Delaware limited liability company (the “Sponsor Support Agreement”) dated January 17, 2023, describing considerations affecting the Variable Stock Amount;

4.

reviewed the Acquiror’s audited financial statements for the fiscal year ended December 31, 2021, included in the Acquiror’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and the Acquiror’s unaudited financial statements for the fiscal quarter ended September 30, 2022, included in the Acquiror’s Form 10-Q filed with the SEC, which the Acquiror’s management identified as being the most current financial statements available;

5.	reviewed the Target’s audited financial statements for the fiscal years ended December 31, 2021 and 2020;
6.

reviewed the Target’s internally prepared unaudited financial statements for the month ended December 31, 2022, which at such time of the review, the Target’s management identified as being the most current financial statements available;

7.

reviewed the Target’s internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections of the Company for the year 2023, prepared by management of the Target (“Target Management Projections”);

8.	reviewed the Acquiror’s Form S-1 registration statement dated November 18, 2021;
9.	spoke with certain representatives of the Acquiror and the Target regarding the information referred to above and the background and other elements of the Transaction;
10.	reviewed certain business and financial information and analyses relating to the Target that ECS deemed to be relevant;
11.	discussed the current operations of the Target with representatives of the Target and the Acquiror;
12.	considered the publicly available financial terms of certain comparable companies and transactions ECS deemed to be relevant; and
13.	conducted such other financial studies and analysis and performed such other investigations and considered such other factors ECS deemed necessary and appropriate.

In performing our analyses and rendering this Opinion with respect to the Transaction, ECS, with the Acquiror’s consent, has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  We have relied upon the fact that the Board of Directors and the Acquiror have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken. With respect to any undisclosed side conversations, fee arrangements or supplemental contract terms (“Supplemental Contract Terms”) that would change the economic benefits to the Acquiror’s

The Board of Directors

ROC Energy Acquisition Corp.

February 2, 2023

shareholders, the management and representatives of the Acquiror have advised us, and we have assumed, that there are no such Supplemental Contract Terms.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, or cash flows of the Target or the Acquiror since the date of the most recent financial projections provided to us that would be material to our analyses, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.  We have assumed that any estimates, evaluations, forecasts and projections, (including the Target Management Projections) furnished to ECS were reasonably prepared and based upon the best currently available information and good faith judgement of the person furnishing the same, and ECS expresses no opinion with respect to such projections or the underlying assumptions.  We have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Target, or any other party, nor were we provided with any such appraisal or evaluation.  We did not estimate and express no opinion regarding the liquidation value of the Target, the Acquiror, or of any other entity or business.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Acquiror or the Target is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Acquiror or the Target is or may be a party or is or may be subject.

In developing our Opinion, we have not been requested to, and did not: (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to any transaction, for the securities, assets, businesses or operations of the Acquiror, the Target, or any other party, or any alternatives to the Transaction; (b) negotiate the terms of any transaction, including the terms of the Transaction; or (c) advise the Board of Directors of the Acquiror, management or representatives of the Acquiror, the Target, or any other party with respect to its strategic alternatives or capital structure.  Our Opinion is necessarily based on financial, economic, market and other conditions as in effect on and the information made available to us as of the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Furthermore, in developing our Opinion, we have relied upon and assumed, without independent verification, that: (a) the representations and warranties of all parties to the Transaction and all other related documents and instruments that are referred to therein are true and correct; (b each party to the Transaction will fully and timely perform all of the covenants and agreements required to be performed by such party; (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; and (d) all conditions to the consummation of the Transaction will be consummated in a timely manner in accordance with the terms described in the transaction documents and other related documents and instruments, without any amendments or modifications thereto that would be material to our analysis.  We also have relied upon and assumed, without independent verification, that: (a) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations; and (b) all governmental, regulatory, and other consents and approvals necessary for

The Board of Directors

ROC Energy Acquisition Corp.

February 2, 2023

the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction that would be material to our analysis or this Opinion.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.  Furthermore, in ECS’ analysis and in connection with the preparation of this Opinion, ECS made numerous assumptions with respect to industry performance general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

ECS has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and ECS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of ECS after the date hereof.  Our Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent.  Our Opinion should not be construed as creating any fiduciary duty on our part to any party.  Our Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors, or any other person, as to how to act or vote with respect to any matter relating to the Transaction.  We do not have, and have not created in the past, a fairness committee; as such, this Opinion was not approved or issued by a fairness committee.

We will receive a fee for rendering this Opinion, which is not contingent upon the conclusion expressed in this Opinion.  This Opinion is solely that of ECS, and ECS’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between ECS and the Acquiror dated January 16, 2023 (the “Engagement Letter”). Pursuant to the terms of the Engagement Letter, a portion of ECS’ fee was payable upon engagement and the remainder of ECS’ fee shall be due upon delivery the Opinion to the Board of Directors, regardless of the conclusion expressed in this Opinion, but shall be deferred and payable upon the closing of the Transaction.  The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of this engagement. We may have in the past provided investment banking, financial advisory and other financial services to the Acquiror, the Target, and other participants in the proposed Transaction and/or certain of their affiliates, for which we received compensation.  Our affiliates, employees, officers, and partners may at any time own securities (long or short) of the Acquiror and the Target. In the future we may provide investment banking or other services to the Acquiror, the Target or their respective affiliates and may receive compensation for such services.

Our Opinion only addresses the fairness from a financial point of view regarding the terms of the Transaction and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered in connection therewith or otherwise.  In addition, this Opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decisions of the Acquiror, the Target, any subsidiaries, their respective security holders or any other party to the Transaction; (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or

The Board of Directors

ROC Energy Acquisition Corp.

February 2, 2023

aspect of, the Transaction, or otherwise (other than to the extent expressly specified in our Opinion); (c) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Acquiror, the Target, or to any other party, except as expressly set forth in our Opinion; (d) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Acquiror, the Target, or any other party or the effect of any other transaction in which the Acquiror, the Target, or any other party might engage; (e) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror or Target securities relative to any other class or group of Acquiror or Target securities, including, without limitation, the allocation of any interest amongst or within such class of groups of security holders; (f) the solvency or creditworthiness of any other participant to the Transaction or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; (g) the market price or value of the Acquiror’s common stock (or anything else) after the announcement or the consummation of the Transaction; or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction as a result of any class of such persons or any other party, relative to the Opinion or otherwise.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.  Furthermore, we have relied on the assessments by the Acquiror and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Acquiror, the Target, and the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Transaction is fair from a financial point of view to the Acquiror.

Very truly yours,

Energy Capital Solutions, LLC